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                                  EXHIBIT 4.4

THE WARRANTS EVIDENCED BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), NOR HAVE THE WARRANTS BEEN REGISTERED OR QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND SUCH STATES SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.

                                                                100,000 Warrants

                            VOID AFTER JulY 7, 2002

                            WARRANT CERTIFICATE FOR
                            PURCHASE OF COMMON STOCK

                           ALPHA 1 BIOMEDICALS, INC.



         This certifies that FOR VALUE RECEIVED Herbert Fitzgibbon (The "Registered Holder") is the owner of one hundred thousand (100,000) Warrants (each a "Warrant"). Each Warrant entitles the Registered Holder to purchase one fully paid and nonassessable share of Common Stock, par value $.001 per share ("Common Stock"), of Alpha 1 Biomedicals, Inc., a Delaware corporation (the "Company"), at any time beginning on July 7, 1997 and ending at the Expiration Time (as herein after defined), upon the presentation and surrender of this Warrant Certificate, along with an Exercise Notice in the form attached hereto duly executed by the Registered Holder, at the corporate offices of the Company, accompanied by payment of $.13 per share of Common Stock (the "Exercise Price") in lawful money of the United States of America either in cash or by official bank or certified check made payable to Alpha 1 Biomedicals, Inc.

         The term "Expiration Time" shall mean 5:00 P.M. (Maryland time) on July 7, 2002. If such date in the State of Maryland is a holiday or a day on which banks are authorized to be closed, then the Expiration Time shall mean 5:00 P.M. (Maryland time) on the next following day which in the State of Maryland is not a holiday or a day on which banks are authorized to be closed.

         In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of the Warrants.

         In no event shall the Company be obligated to issue any fractional shares of Common Stock. Upon the exercise of the Warrants evidenced hereby to purchase the full number of shares of Common Stock to which the Registered Holder is entitled, any right to purchase a fraction of a share shall be canceled.

         The Company has not agreed, and has no obligation, to register the shares of Common Stock issuable upon the exercise of the Warrants under the Securities Act of 1933, as amended (the "Securities Act"), or under the





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securities laws of any State.  The Company shall not be obligated to sell or deliver any shares of Common Stock pursuant to the exercise of the Warrants unless such shares of Common Stock are exempt from such registration under the Securities Act and are exempt from registration or qualification under the securities laws of the State in which the Registered Holder of the Warrants resides.

         Prior to the exercise of any Warrant represented by this Certificate, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company.

         Prior to due presentment for registration of transfer of this Warrant Certificate, the Company may deem and treat the Registered Holder as the absolute owner of the Warrants evidenced hereby (notwithstanding any notations of ownership or writing hereon by anyone other than a duly authorized officer of the Company) for all purposed and shall not be affected by any notice to the contrary.

         This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Maryland.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by the undersigned officer thereunto duly authorized and its corporate seal to be imprinted hereon.

                                    ALPHA 1 BIOMEDICALS, INC.


Dated:  July 7, 1997                By:      /s/ Michael L. Berman
        ------------                         -------------------------
                                             Michael L. Berman, Ph.D.
                                             President and
                                             Chief Executive Officer





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